Exhibit 4.1

Santech Holdings Limited (the “Company”)

(Incorporated in the Cayman Islands)

2020 SHARE INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

This Restricted Share Award Agreement (this “Agreement”) is made and entered into as of                   (the “Grant Date”) by and between Santech Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and                         (the “Grantee”).

RECITALS

WHEREAS, the Company has adopted the Santech Holdings Limited 2020 Share Incentive Plan (the “Plan”) pursuant to which awards of Restricted Share may be granted; and

WHEREAS, the Remuneration Committee has voted for the approval of                       pursuant to which awards of Restricted Share may be granted to certain grantees; and

WHEREAS, the Remuneration Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Share provided for herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.Grant of Restricted Shares. Pursuant to Article 6 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Share Award consisting of, in the aggregate,                 common shares in the capital of the Company (the “Restricted Shares”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
2.Consideration. The grant of the Restricted Shares is made in consideration of the services to be rendered by the Grantee to the Company (“Continuous Service”).
3.Restricted Period; Vesting; Termination.

3.1.Vesting Schedule. Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Restricted Shares will vest in accordance with the following schedule:

Vesting Date	Restricted Shares

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The period over which the Restricted Share vests is referred to as the “Restricted Period”.

3.2.Retirement. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates before all of his or her Restricted Shares have vested due to retirement, the Restricted Shares shall remain outstanding and eligible for vesting based on the vesting schedule above.

3.3.Accelerated Vesting:

3.3.1Termination of Service for Good Reason, or in Connection with or after a Change in Control. The foregoing vesting schedule notwithstanding, in the event of the Grantee’s termination of Continuous Service for Good Reason, or in connection with or during the twelve (12) month period immediately following the consummation of a Change in Control but prior to the vesting dates, all unvested Restricted Shares shall become fully vested as of the date of such termination.

3.3.2Death or Disability. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates before all of his or her Restricted Shares have vested due to death or disability, all unvested Restricted Shares shall become fully vested as of the date of such termination.

3.4Forfeiture of Unvested Shares:

3.4.1Termination of Continuous Service for Other Reasons. The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates, with or without Cause, or for any reason other than Items 3.2 or 3.3 above, before all of his or her Restricted Shares have vested, the Grantee’s unvested Restricted Shares shall be automatically forfeited upon such termination of Continuous Service and the Company shall not have any further obligations to the Grantee under this Agreement.

3.5Definitions. For purpose of Section 3:

“Cause” shall mean: with respect to the Grantee, any of the following: (a) the repeated failure of the Grantee to perform such duties as are lawfully requested by the Company, (b) the failure by the Grantee to observe all reasonable, lawful material policies of the Company applicable to the Grantee and communicated to the Grantee in writing, (c) any action or omission constituting gross negligence or willful misconduct of the Grantee in the performance of his or her duties, (d) the material breach by the Grantee of any provision of the Grantee’s service agreement with the Company, or the breach by the Grantee’s of any non‑competition, non‑solicitation or similar restrictive agreement with the Company, (e) any act or omission by the Grantee constituting fraud, embezzlement, disloyalty or dishonesty with respect to the Company, (f) the commission by the Grantee of any criminal offenses involving dishonesty, disloyalty or moral turpitude, (g) any other reasons that the Board of Directors or the Remuneration Committee of the Company shall in their sole discretion decide.

“Good Reason” shall mean: a termination of Continuous Service by the Grantee due to (a) following a Change in Control, any material reduction by the Company in the Grantee’s base salary without the Grantee’s prior consent; or (b) following a Change in Control, any change in the Grantee’s status, reporting, duties or position that represents a material demotion or diminution from the Grantee’s status, reporting, duties or position in effect

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before such Change in Control; or (c) any other reasons that are in the interest of the Company, which the Board of Directors or the Remuneration Committee of the Company shall in their sole discretion decide. The Grantee’s shall not be deemed to have been terminated for Good Reason unless the Grantee’s delivers to the Company a written notice of termination for Good Reason specifying the alleged Good Reason within thirty (30) days after the Grantee’s first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason, and the Grantee resigns within fifteen (15) days after the end of the cure period.

“Retirement” shall mean the Participant’s Termination of Service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by the Committee.

4.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Shares will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividends.

5.1.The Grantee shall be the record owner of the Restricted Shares until the common shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the Restricted Shares with respect to which they were paid.

5.2.The Company may issue share certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent, registered office service provider, secretary, or other appropriate means as determined by the Company. Physical possession or custody of any share certificates that are issued may be retained by the Company until such time as the Restricted Shares vest.

5.3.If the Grantee forfeits any rights he or she has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares and shall no longer be entitled to vote or receive dividends or other distributions on such shares.

6.Grantee Representations.

Grantee represents to the Company the following:

6.1Acknowledgement of Terms. Grantee acknowledges that Grantee has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

6.2Reliance on Exemptions. The Grantee understands that the Restricted Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Grantee’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Grantee set forth herein in order to determine the availability of such exemptions and the eligibility of the Grantee to receive the

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Restricted Shares. All of the information which the Grantee has provided to the Company is true, correct and complete as of the date this Agreement is signed.

6.3Restrictions on Transfer. If, at the time of grant of the Restricted Shares, there does not exist a registration statement under the US Securities Act of 1933, as amended (the “Securities Act”), which registration statement shall have become effective and is current with respect to the Restricted Shares, Grantee acknowledges that the Restricted Shares to be issued to Grantee must be held indefinitely unless subsequently registered and qualified under the Securities Act, or unless an exemption from registration and qualification is otherwise available.

6.4Grantee acknowledges that the Restricted Shares may be subject to such restrictions, conditions or limitations as the Company determines appropriate as to the timing and manner of any resales by Grantee or other subsequent transfers by Grantee of any Restricted Shares, including without limitation (a) restrictions under any U.S. federal or state laws, (b) an insider trading policy of the Company, (c) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.5Relationship to the Company; Experience. Grantee hereby acknowledges that Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Restricted Shares. Grantee hereby acknowledges and understands that the grant, vest, or receipt of the Restricted Shares may be subject to and limited by the Act, the Exchange Act (collectively, the “Securities Acts”), and other rules and regulations. Should the Company fail to register any grant, vest, or fail to issue the Restricted Shares to Grantee due to any restriction or limitation under the Securities Acts or such other rules and regulations, Grantee shall hold the Company, its Affiliates, or any of its or their officers and directors free from any liability for any of the foregoing failure.

6.6Grantee’s Liquidity. In reaching the decision to invest in the Restricted Shares, Grantee has carefully evaluated Grantee’s financial resources and investment position and the risks associated with this investment, and Grantee acknowledges that Grantee is able to bear the economic risks of the investment. Grantee (i) has adequate means of providing for Grantee’s current needs and possible personal contingencies, (ii) has no need for liquidity in Grantee’s investment, (iii) is able to bear the substantial economic risks of an investment in the Restricted Shares for an indefinite period and (iv) at the present time, can afford a complete loss of such investment. Grantee’s commitment to investments which are not readily marketable is not disproportionate to Grantee’s net worth and Grantee’s investment in the Restricted Shares will not cause Grantee’s overall commitment to become excessive.

6.7Access to Data. Grantee acknowledges that during the course of this transaction and before deciding to acquire the Restricted Shares, Grantee has been provided with financial and other written information about the Company. Grantee has been given the opportunity by the Company to obtain any information and ask questions concerning the Company, the Restricted Shares, and Grantee’s investment that Grantee felt necessary; and to the extent Grantee availed himself of that opportunity, Grantee has received satisfactory information and answers concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

6.8Risks. Grantee acknowledges and understands that (i) an investment in the Company constitutes a high risk, (ii) the Restricted Shares are highly speculative, and (iii) there can be no assurance as to what investment return, if any, there may be. Grantee is aware that the Company may issue additional securities in the future which could result in the dilution of Grantee’s ownership interest in the Company.

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6.9Valid Agreement. This Agreement when executed and delivered by Grantee will constitute a valid and legally binding obligation of Grantee which is enforceable in accordance with its terms.

6.10Grantee’s Residence Country. Grantee hereby acknowledges that Grantee is aware of the relevant requirements under the laws of the Grantee’s residence country regarding investment in the Company’s securities, including the requirements for approval and registration of overseas securities with competent authorities, if applicable. Failure to obtain requisite approval or registration shall relieve the Company, and any Affiliate, of any liability in respect of the failure to issue the Restricted Shares. If the failure is revealed or occurs after the issuance of the Restricted Shares, the Company shall be entitled, at its sole discretion, to redeem or request Grantee to transfer the Restricted Shares to a transferee who is legally entitled to hold the Restricted Shares at a redemption price (if any) to be determined by the Committee in its sole discretion. The Company and its Affiliates shall be relieved from any liability for any redemption or request for transfer made pursuant to the foregoing.

6.11Grantee Status.

6.12.1.U.S. Investor Investment Representations. If the Grantee is a U.S. Person, at the time such Grantee was offered the Restricted Shares, she/he was, and at the date hereof is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Grantee is purchasing the Restricted Shares for Grantee’s own account and not with a view to the resale or distribution thereof. At no time was Grantee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and issue of the Restricted Shares. Grantee is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not affiliated with any broker-dealer registered under Section 15 of the Exchange Act.

6.12.2Non-U.S. Investor Investment Representations. If the Grantee is not a U.S. Person (as such term is defined in Rule 902(k) of Regulation S), such Grantee

(i) acknowledges that the certificate(s) or book entry account representing or evidencing the Restricted Shares contain a customary restrictive legend restricting the offer, sale or transfer of any Restricted Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration,

(ii) is purchasing the Restricted Shares for Grantee’s own account and not with a view to the resale or distribution thereof,

(iii) at no time was presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and issue of the Restricted Shares,

(iv) is not required to be registered as a broker-dealer under Section 15 of the Exchange Act, and is not affiliated with any broker-dealer registered under Section 15 of the Exchange Act,

(v) agrees that any subsequent offer for sale or sale of any such Restricted Shares shall be made pursuant to either (a) a registration statement under the Securities Act, which registration statement shall have become effective and shall be current with respect to the Restricted Shares being offered and sold, or (b) an exemption from the registration statement requirements of the Securities Act, including the provisions of Regulation S promulgated under the Act (“Regulation S”), provided that Grantee is not a U.S. person (as defined in Regulation S), is not acquiring the Restricted Shares for the account or benefit of a U.S. person, is the sole beneficial owner of the

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Restricted Shares and has not pre-arranged any sale with an investor in the United States, will resell the Restricted Shares only in accordance with the provisions of Regulation S and will not engage in any hedging transactions with regard to the Restricted Shares unless in compliance with the Act, but in claiming the exemption in (b), Grantee shall, prior to any offer for sale or sale of such Restricted Shares, obtain a favorable written opinion from counsel for or reasonably approved by the Company as to the applicability of such exemption, and the certificate evidencing such Restricted Shares shall bear an additional legend to the effect of the foregoing substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF OTHER THAN IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION STATEMENT REQUIREMENTS OF THE SECURITIES ACT, INCLUDING THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

(vi) represents that the offer to purchase the Restricted Shares was made to such Grantee outside of the United States, and such Grantee was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (a) has not engaged in or directed any unsolicited offers to purchase Restricted Shares in the United States, (b) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), and

(vii) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Grantee understands that the statutory basis for the exemption claimed for the sale of the Restricted Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

7.Exemption from Registration. Subject to the accuracy of Grantee’s representations and warranties set forth in the Section 6, the issuance of Restricted Shares by the Company to the Grantee will not require registration under the Securities Act. The Company is issuing Restricted Shares in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D or Rule 902 under Regulation S as promulgated by the Commission under the Securities Act.

8.No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

9.Adjustments. If any change is made to the outstanding common shares or the capital structure of the Company, if required, the common shares shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

10.Tax Liability and Withholding.

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10.1.The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Shares and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold common shares from the common shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Shares; provided, however, that no common shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered common shares.

10.2.Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11.Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Shares. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

12.Compliance with Law. The issuance and transfer of common shares shall be subject to compliance by the Company and the Grantee with the laws of the Cayman Islands as they relate to the Company and its common shares, with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s common shares may be listed. No common shares shall be issued or transferred unless and until any then applicable requirements of Cayman Islands laws, US state and federal laws, and any other applicable regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the common shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13.Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the Restricted Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the common shares are then listed or quoted.

14.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the

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Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the Cayman Islands without regard to conflict of law principles.

16.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.Restricted Shares Subject to Plan. This Agreement is subject to the Plan and is not required to be approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Shares in this Agreement does not create any contractual right or other right to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s service agreement with the Company.

21.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Shares, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

22.No Impact on Other Benefits. The value of the Grantee’s Restricted Shares is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.Grantee Undertaking. Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Grantee pursuant to the express provisions of this Agreement.

24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this

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Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Shares or disposition of the shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Santech Holdings Limited

Name:

Title:

GRANTEE:

Name:

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